ROSETTA RESOURCES INC. NAMES NEW DIRECTOR TO BOARD OF DIRECTORS

HOUSTON, September 18, 2008 (GlobeNewswire) – Rosetta Resources Inc. (Nasdaq: ROSE) announced today that Matthew D. (“Matt”) Fitzgerald has been appointed to Rosetta’s Board of Directors, effective September 12, 2008.

Fitzgerald, now 50, is a private investor. He retired from Grant Prideco, Inc. in April of 2008, where he served as Executive Vice President and Chief Financial Officer since January 2004, and Treasurer since February 2007. Prior to joining Grant Prideco, Inc., Mr. Fitzgerald served as Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC beginning in March 2001. Mr. Fitzgerald was employed by BJ Services Company from 1989 to 2001, where he served as Vice President and Controller. Mr. Fitzgerald was also a senior manager with the accounting firm of Ernst & Whinney.

“We are extremely pleased that Matt accepted our invitation to join Rosetta’s board,” said President and CEO, Randy Limbacher. “Matt’s extensive accounting and financial experience will provide valuable leadership to Rosetta as we move forward with our growth plan.”

Fitzgerald holds a Bachelor of Business Administration in Accounting and a Masters in Accountancy from the University of Florida.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

(ROSE-G)

Contact:
Michael J. Rosinski
Executive Vice President and Chief Financial Officer
Phone: (713) 335-4037
mike.rosinski@rosettaresources.com